UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

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Washington Real Estate Investment Trust
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FOR IMMEDIATE RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Amy Hopkins	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: ahopkins@washreit.com	Fax 301-984-9610
www.washreit.com

April 10, 2020

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES UPDATE TO DELIVERY METHOD FOR ANNUAL MEETING PROXY MATERIALS DUE TO COVID-19 PANDEMIC

Washington Real Estate Investment Trust ("WashREIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, announced an update to the delivery method for proxy materials relating to the Company’s upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Due to the COVID-19 pandemic, the third-party service provider retained to handle distribution of copies of the Company’s Annual Meeting proxy materials may be unable to mail copies to shareholders who had requested such delivery. As a result, the Company has sent a Notice of Internet Availability to all shareholders entitled to participate in the Annual Meeting in order to provide shareholders with proxy materials sufficiently in advance of the meeting to allow shareholders time to review these materials and exercise their voting rights. Shareholders who had previously elected to receive full sets of the Company’s proxy materials may not receive paper copies of the Company’s proxy materials this year and are encouraged to review the Company’s proxy materials online. The Company’s proxy materials are available at www.envisionreports.com/wre.

This update is being provided in accordance with guidance recently issued by the staff of the Securities and Exchange Commission (“SEC”) to issuers, shareholders, and other market participants experiencing delays due to COVID-19 with respect to printing and/or mailing proxy materials to shareholders.

As announced in the Company’s proxy statement filed with the SEC on April 9, 2020, the Company is scheduled to hold its virtual Annual Meeting on May 28, 2020 at 8.30 a.m. Eastern Time. Shareholders of record on March 17, 2020 are entitled to participate in the Annual Meeting. Shareholders will be able to access the Annual Meeting online by visiting www.meetingcenter.io/266660104.

The Company urges shareholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. metro area. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. The Company's portfolio of 46 properties includes approximately 3.9 million square feet of commercial space and 6,861 multifamily apartment units. These 46 properties consist of 22 multifamily properties, 16 office properties, and 8 retail centers. Our shares trade on the NYSE and our company currently has an enterprise value of more than $3 billion. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risks associated with the impact to the Company’s business and financial condition of, and measures being taken in response to, the COVID-19 virus; the ownership of real estate in general and our real estate assets in particular; the risk that any of the assumptions on which our updated 2020 earnings guidance is based are incorrect, the risk of failure to enter into and/or complete contemplated dispositions, at all, within the price ranges anticipated and on the terms and timing anticipated; the economic health of the greater Washington Metro region; changes in the composition of our portfolio; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers and joint venture partners; the ability to control our operating expenses; the economic health of our tenants; the supply of competing properties; shifts away from brick and mortar stores to ecommerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; terrorist attacks or actions and/or cyber attacks; weather conditions and natural disasters; ability to maintain key personnel; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2019 Form 10-K and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.